Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (No. 333-212064) and related Prospectus of our report dated February 24, 2016, relating to the consolidated financial statements and financial statement schedule of Universal Stainless & Alloy Products, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Universal Stainless & Alloy Products, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

July 19, 2016